Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
ANNOUNCES PRIVATE PLACEMENT OF EQUITY
     KILGORE, Texas — December 20, 2006 — /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that is has completed a private placement of 470,484 of its common units to Martin Resource Management Corporation, the owner of MMLP’s general partner, at a purchase price of $31.88 per unit, based on the average closing price of MMLP’s common units during the ten trading days ending December 18, 2006. MMLP received proceeds of approximately $15.3 million, including a capital contribution of approximately $0.3 million made by MMLP’s general partner in order to maintain its 2% general partner interest in MMLP. Proceeds from the offering will be used to repay a portion of indebtedness under MMLP’s existing credit facility. Following this transaction, Martin Resource Management Corporation owns 2,638,712 common units and 2,552,018 subordinated units, representing a 38.7% limited partner interest in MMLP, in addition to its continuing 2% general partnership interest in MMLP.
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering, processing and LPG distribution; marine transportation services for petroleum products and by-products; sulfur gathering, processing and distribution; and fertilizer manufacturing and distribution.
     Additional information concerning the Company is available on the Company’s website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Contacts: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC, the Company’s general partner at (903) 983-6200.